Exhibit 5.1
FORM OF OPINION OF GREENBERG TRAURIG, P.A.
December 19, 2005
Mastec, Inc.
800 Douglas Road, 12th Floor
Coral Gables, Florida 33134
Ladies and Gentlemen:
     We have acted as counsel for Mastec, Inc., a Florida corporation (the “Company”) in connection with the Company’s Form S-1, File No. 333-129790 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”). This Registration Statement relates to the public offering (the “Offering”) of up to 20,000,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”). The Shares are to sold pursuant to an underwriting agreement to be entered into by and among the Company, Morgan Stanley & Co. Incorporated, Friedman Billings Ramsey & Co., Needham & Company, LLC and Kaufman Bros., L.P. (in the form to be filed as Exhibit 1.1 to the Registration Statement, the “Underwriting Agreement”).
     In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”): (1) the Company’s Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of Florida, (2) the Company’s Restated Bylaws, (3) resolutions of the Board of Directors of the Company, and (4) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.
     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the Documents.
     Based solely upon and subject to the Documents, and subject to the qualifications set forth below, we are of the opinion that upon the execution of the Underwriting Agreement, the Shares will be duly authorized and the Shares will be validly issued, fully paid and nonassessable when the Shares have been issued and sold by the Company and the Company has received the purchase price therefor in accordance with the terms of the Underwriting Agreement.
     Our opinion expressed above is limited to the Florida Corporation Business Act. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Very truly yours,
GREENBERG TRAURIG, P.A.

Paul Berkowitz